Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-116972 of The Pantry, Inc. on Form S-3 of our report dated December 3, 2003, relating to the combined financial statements of Golden Gallon Group (indirect, wholly owned subsidiaries of Koninklijke Ahold N.V. (“Royal Ahold”)) as of October 4, 2003, December 28, 2002 and December 29, 2001, and for the nine months ended October 4, 2003 and fiscal years ended December 28, 2002 and December 29, 2001 (which report expresses an unqualified opinion and includes explanatory paragraphs related to (i) numerous transactions with, and significant amounts receivable from, and payable to, related companies owned directly or indirectly by Royal Ahold and (ii) the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, during the nine months ended October 4, 2003, and the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, in the fiscal year ended December 28, 2002), appearing in Amendment No. 1 to the Current Report on Form 8-K under the Securities Exchange Act of 1934 of The Pantry, Inc. dated October 16, 2003 as filed with the Securities and Exchange Commission on December 9, 2003. We also consent to the reference to us under the heading “Experts” in the Prospectus.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Greenville, South Carolina

July 19, 2004